EXHIBIT 10.6




July 7, 2006

Mr. Dan Brinker
3963 Shelter Glen Way
Santa Rosa, CA 95404


Dear Dan,

The following is a summary of the terms of employment that we have discussed with you. As the President and CEO of American TonerServ Corp ("ATS"), your compensation package provides for base compensation of $180,000 per year multiplied by the portion of time you devote to our business. Your compensation will begin when ATS receives funding of at least $750,000 or earlier upon the Board's discretion. Your salary will be reviewed annually thereafter.

Upon funding of an offering of a least $5.0 million, you will receive a three-year employment contract with a guarantee of one year. Upon becoming a full time employee, you will receive an opportunity to achieve cash bonus equal to 25% of your base salary and a $600.00 monthly auto allowance. The bonus will be based upon criteria set by the Board of Director's compensation committee.

Additionally, you will be granted 900,000 stock options after the completion
of planned 10 for 1 stock split and an increase in the option plan.   These
options will vest over four years. However, 10% of the options granted will vest at the closing of a $5.0 million PIPE offering. These options will be exercisable at a price to be determined at the time of grant.

We look forward to a long and mutually rewarding relationship.

Sincerely,


Tom Hakel
Director and Secretary
American TonerServ Corp.


Agreed to: /s/ Tom Hakel
           Tom Hakel

Agreed to: /s/ Daniel Brinker
           Dan Brinker